SCHEDULE 14A
                                 (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|  Preliminary Proxy Statement           |_|  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-12


                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:
   (2) Aggregate number of securities to which transaction applies:
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   (4) Proposed maximum aggregate value of transaction:
   (5) Total fee paid:

|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:
   (2) Form, Schedule or Registration Statement No.:
   (3) Filing Party:
   (4) Date Filed:

Contacts:
MEDIA                                     INVESTORS
Jeremy Fielding/Kimberly Kriger           Larry Dennedy/Bob Marese
Kekst and Company                         MacKenzie Partners, Inc.
212-521-4800                              212-929-5500


            JOHN A. WILLIAMS SENDS LETTER TO POST PROPERTIES BOARD

ATLANTA, May 6, 2003 - John A. Williams, founder, largest equity holder and owner of 2.5 percent of the shares eligible to vote at the Annual Meeting, and director of Post Properties, Inc. (NYSE:PPS) today sent the following letter to the company's Board of Directors in which he:

o Pledged that he would vote all of his shares and partnership units in favor of an all-cash offer approved by an independent Special Committee of the Board, regardless of any tax consequences to him; and
o Challenged incumbent directors John Glover and Barry Teague, both of whom own a substantial number of partnership units, to join him in this pledge.

The text of the letter follows:

May 6, 2003

Gentlemen:

In early April, after months of watching the incumbent Board of Post Properties repeatedly act in ways clearly adverse to the best interests of all of the Company's shareholders and trying unsuccessfully to get you to do the right thing, I reached a painful conclusion: the best way, indeed the only way, to protect Post Properties' shareholders was to lead an effort to replace members of the current Board with new, independent directors committed to acting in all shareholders' best interests.

Given your track record, your response to this effort has been predictable: you have attempted to personalize our differences and to distort the issues. Specifically, in the campaign you have been running, you have accused me of being "a CEO who can't let go" and have suggested that my reason for launching this proxy contest is my personal financial benefit. Both of these accusations are absolutely and demonstrably false.

As to the first, should the independent directors we have nominated be elected at the Post Properties Annual Meeting on May 22, I will not serve either as

Chairman or as Chief Executive Officer. In fact, I will not accept any executive position.

Rather, the new, non-executive Chairman will be George R. Puskar, the former Chairman and CEO of Equitable Real Estate Investment Management and a 33-year veteran of the real estate industry. And, as announced yesterday, Post's new CEO, will be Edward Lowenthal, the co-founder of Wellsford Residential Property Trust and also one of the most distinguished senior executives in the residential real estate industry. It's ludicrous to question the independence, integrity or objectivity of these two capable, experienced and well-regarded executives, as well as of the rest of the independent director nominees.

As for your suggestion that I am in this to protect my own financial interests and that they differ from those of other Post Properties shareholders, that charge is equally false. Your bizarre theory is that I'm conducting this proxy contest to protect my tax basis in my partnership units. To demonstrate just how wrong this is, I make the following pledge to Post shareholders: If our slate is elected, the company receives an all-cash acquisition proposal, and the Special Committee of independent directors recommends acceptance of the proposal as being in the best interests of Post's shareholders, I will vote all of my shares and partnership units in favor of the proposal - regardless of any tax consequences to me.

In your rush to throw accusations at me, you have not been forthright with shareholders. You have not told shareholders that while I own 63% of my outstanding equity (2,474,744 shares and units) in partnership units, incumbent director John Glover owns 62% of his outstanding equity (913,218 shares and units) in partnership units and incumbent director Barry Teague owns 100% of his outstanding equity (814,046 units) in partnership units. These two individuals were part of the majority of directors who recently refused to explore a cash offer that could have benefited all shareholders. I challenge both Mr. Glover and Mr. Teague to join me in my pledge to vote all of their shares and partnership units in favor of a Special Committee approved, all-cash proposal.

So, who has the real conflict of interest?

To say again what I have said before: This proxy contest is not, and never was, about me. It IS about doing what is in the best interest of all shareholders of Post Properties. It IS about enhancing the value of Post Properties for all shareholders. It IS about improving the operations of Post Properties. And it IS about implementing shareholder-friendly corporate governance at Post Properties, which you have now hastily, belatedly and half-heartedly come around to supporting despite your past actions and words.

The time is long overdue for the current Board of Post Properties to focus on and address the REAL issues facing the Company--ALL of them--and to do the right thing for ALL shareholders.

Fortunately, our shareholders have the ability to help the Company, and themselves, by voting their GOLD proxy card for a new independent Board and, in turn, for a new Chairman, a new Chief Executive Officer and a new chapter in the long and proud history of Post Properties.


                                                Very truly yours,




                                                John A. Williams

You may obtain a free copy of Mr. Williams' proxy statement and other relevant documents by calling MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 or by email at PROXY@MACKENZIEPARTNERS.COM. Mr. Williams' proxy statement, which has been mailed to Post Properties Shareholders and other filings and information related to his solicitation can be found at WWW.POSTSHAREHOLDERS.COM
                ------------------------

                                    # # #